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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:          January 31, 2005
                                         Estimated average burden
                                         hours per response.............0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person

Bradbury                 Ivan
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   (Last)               (First)              (Middle)

c/o Macfarlanes
10 Norwich Street
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                        (Street)

London EC4A 1BD          England
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                     7/31/02
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker of Trading Symbol

MOBILE PET SYSTEMS, INC.           ("MBPT")
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (Specify below)
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             Table I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
Common Stock, par value
$.0001 per share         10,000,000                  I                    By Nominee (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
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FORM 3 (CONTINUED)

       Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
Warrants to purchase       7/31/02    7/31/07    Common Stock,            3,000,000      $0.448          I          By Nominee (1)
Common Stock, $.0001                             $.0001 par value per
par value per share                              share
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

Explanation of Responses:

(1) The shares of Common Stock and warrants held by the Reporting Person are registered in the name of Dragon Nominees Limited, a United Kingdom company and nominee of the Reporting Person ("Dragon"). Dragon has executed a nominee declaration of trust and indemnity with respect to such shares of Common Stock and warrants in favor of the Reporting Person.



*  If the form is filed by more than one person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Ivan Bradbury                            August 9, 2002
              ----------------------------------------     ------------------
              Name: Ivan Bradbury                          Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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